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                                                                  Exhibit 20.1


                                    [LOGO]

FOR IMMEDIATE RELEASE                                  FOR INFORMATION CONTACT
September 10, 1997                             Michael D. Rumbolz, President &
                                                    Chief Operating Officer or
                                        Geoffrey A. Sage, Corporate Controller
                                                                (702) 896-7568

                  ANCHOR GAMING REPORTS PRELIMINARY RESULTS

LAS VEGAS, NEVADA - Anchor Gaming (NASDAQ--SLOT) today announced that, based on preliminary internal financial reports for the months of July and August, it believes that analysts' estimates for the current quarter's profits may be conservative.

The IGT/Anchor Gaming Joint Venture had installed 2,700 of the highly successful Wheel of Fortune-TM- machines as of August 30, 1997.

Anchor Gaming also announced today that it had elected Glen Hettinger, a partner in the Dallas, Texas based law firm Hughes & Luce, L.L.P., a member of the board of directors. Mr. Hettinger, a 1984 graduate of Columbia
University School of Law, practices corporate and securities law. Mr. Hettinger has been involved in representing the Company since the time of its IPO in 1994.

The foregoing contains "forward-looking information" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21(E) of the Securities Exchange Act of 1934, as amended. Although Anchor Gaming believes that the expectation reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from Anchor Gaming's expectations include the uncertainty of whether present trends will continue and are disclosed under the "Risk Factors" set forth in Anchor Gaming's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 29, 1997 and the prospectus contained therein.

Anchor Gaming is a diversified gaming company that capitalizes on its experience as an operator and developer of gaming machines and casinos by developing gaming oriented businesses. Anchor Gaming currently develops and distributes unique proprietary games, operates two casinos in Colorado, and operates one of the largest gaming machine routes in Nevada.

              815 Pilot Road, Suite G, Las Vegas, Nevada  89119
                Phone:  (702) 896-7568 - Fax:  (702) 896-6221



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